Exhibit 99.1

For Immediate Release

Contact:	Stephanye Schuyler
Phone: 603-773-6465
Fax: 603-773-6665

Unitil Elects New Director

Hampton, NH (December 21, 2004): Unitil Corporation (AMEX: UTL) (www.unitil.com) announced that its Board of Directors elected Dr. Robert V. Antonucci to serve on the Company’s Board of Directors, effective January 13, 2005. Dr. Antonucci will stand for election to a full three-year term at Unitil’s next Annual Meeting of Shareholders, scheduled for April 21, 2005.

“Bob brings a unique and valued perspective to our Board as a significant community leader in north central Massachusetts, and as a respected educator,” said Robert G. Schoenberger, Chairman and Chief Executive Officer of Unitil. “I am excited about his energy and vision and I look forward to working with him.”

Dr. Antonucci was elected to fill the position that will be vacated in April, 2005 by Ross B. George, who will retire from the Board upon reaching the mandatory retirement age.

Dr. Antonucci is President of Fitchburg State College in Fitchburg, Massachusetts, which is one of Unitil’s key accounts in Massachusetts. Dr. Antonucci also served as the Commissioner of Education for the Commonwealth of Massachusetts from 1992 to 1998. During his tenure as Commissioner, he fundamentally reformed the state’s education finance system, school governance and curriculum development. He has also worked as an executive in the publishing and educational industry, and as a superintendent of public schools. He earned bachelor’s and master’s degrees from Fitchburg State College and a doctorate in education from Boston University, where he also served as an adjunct faculty member.

Unitil is a public utility holding company with subsidiaries providing electric service in New Hampshire, electric and gas service in Massachusetts and energy services throughout the Northeast.